Exhibit 99.1

UCN Promotes Childs to

President Over Sales, Marketing and Support

Salt Lake City, UT – July 28, 2005- UCN, Inc. (OTCBB:UCNN), a provider of on-demand contact center software and business telecommunication services delivered over the UCN™ national VoIP network, today announced it has promoted Kevin Childs to President over sales, marketing and support. Childs was also elected Executive Vice President of the company. Prior to this announcement, Childs was Vice President of inContact, responsible for developing the strategy and sales team supporting the company’s flagship product, inContact™.

Additionally, the company announced a change in the expected employment of Reed Pew, who was to take over the position of CFO beginning August 1st. “Due to differences in expected responsibilities, UCN and Reed have agreed not to make the engagement effective,” explained Paul Jarman, UCN CEO. “As a result, while we finish our CFO search, Brett Coats, our controller, will function as our interim CFO and will handle the upcoming quarter release. I am pleased to report our second quarter revenues and EBITDA will show improvement over our Q1 results.”

Childs Promotion

Childs joined the company after the execution of the exclusive cooperative agreement between UCN and MyACD, the original developer of the inContact code base, which became a wholly owned subsidiary of UCN in January of this year. Previously, Childs was a Senior Regional Vice President with Adecco Employment, a large human capital and staffing consulting firm. He led a $100m operation, a staff of 120 and 4,500 associates, supporting human capital initiatives for Florida-based employers and many contact centers for leading US-based financial institutions and Fortune 1000 companies. Prior to Adecco, Childs held several senior management positions with the Salt Lake-based operation of SOS Services between 1991 and 1998.

Jarman emphasized: “This promotion further solidifies the company’s commitment to the inContact platform. Kevin was chosen for his demonstrated leadership and vision in helping the company capture and close sales opportunities in the software on-demand marketplace.”

About UCN, Inc.

UCN, Inc. is a full service provider of contact handling software services and business data and voice services, delivered over its national VoIP network. The inContact™ suite of products includes an integrated package of advanced contact handling, reporting and administration applications and inControl™, a unique, rapid application development tool. For more information visit www.ucn.net.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

UCN Contact: Jan Johnson VP Marketing 801-320-3263 jan.johnson@ucn.net	Investor Contact: Liolios Group Inc Scott Liolios or Ron Both 949-574-3860 scott@liolios.com